EXHIBIT 99.1

Amyris Reports Another Strong Quarter with Solid Operating Performance and 2017 Revenue of $143.4 Million up 113% over 2016

  Q4 2017 GAAP revenue of $80.6 million, compared with GAAP revenue of $22.2 million for Q4 2016

  Q4 2017 operating income of $33.0 million compared with Q4 2016 operating loss of $34.5 million

  Q4 2017 GAAP net loss attributable to common shareholders of $8.0 million, or $0.17 per basic and diluted share, compared with a net loss of $48.8 million, or $2.67 per basic and diluted share for Q4 2016

  Non-GAAP net income of $27.0 million, or $0.61 per basic and diluted share for Q4 2017, compared with a Non-GAAP net loss of $36.0 million, or $1.98 per basic and diluted share for Q4 2016

  Fiscal year 2017 total GAAP revenue of $143.4 million, compared with $67.2 million for 2016 and $34.2 million for 2015 (105% three-year revenue cumulative annual aggregate growth)

  Total GAAP revenue outlook of approximately $185-$195 million and expects more than $10 million of positive EBITDA for 2018

EMERYVILLE, Calif., March 15, 2018 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced preliminary unaudited financial results for the fourth quarter and fiscal year ended December 31, 2017.

“We’ve completed another record year and a very strong fourth quarter. We’ve exceeded our key targets for 2017 and have started 2018 with continued strong growth in revenues and operating performance,” said John Melo, Amyris President & CEO. “We have completed the transformation of our company into one of the leading global companies focused on making our planet healthier. We have organized around three core markets – Performance Health and Wellness, Clean Skin-Care and Pure Flavor & Fragrance Ingredients. Each of these markets is delivering strong, profitable growth underpinned by the most advantaged technology in the sector. We are making good for humanity and our planet with No Compromise® products. We are very pleased with our performance and expect another very strong year delivering continued market disruption with our partners.”

Key Highlights

Other key operating and development highlights during the fourth quarter of 2017 and more recently included:

  Expanded strategic alliance with DSM through the sale of Amyris Brasil Ltda. and established long-term manufacturing partnership for Amyris’s high-volume products.

  Successfully launched Biossance into SEPHORA Canada stores, with SEPHORA U.S. sales during the year overall contributing to a greater than 650% increase in total 2017 Biossance retail sales over 2016.

  Introduced pharmaceutical grade Neossance® Squalane USP through our Aprinnova joint venture opening new markets among FDA regulated products such as topical and dermal applications, including therapeutic skin creams and ointments.

  Announced the award of two grants, valued in aggregate at approximately $25 million, to accelerate innovation and to enable the company to further extend its leadership position in the industrial biotechnology sector. These grants are focused on furthering Amyris’s artificial intelligence (AI) and information platform and for the development of a novel isoprenoid pharmaceutical application.

Financial Performance (preliminary unaudited)

Value share will be classified in the license and royalty line item in the consolidated statement of operations instead of as part of product sales to better reflect the company’s current business model and provide more transparency as that portion of overall revenue grows. Prior-year amounts have been reclassified to conform to that presentation.

Fourth Quarter 2017

  GAAP revenue for the fourth quarter 2017 was $80.6 million, compared with $22.2 million for the fourth quarter 2016. The company recognized approximately $57.3 million of license and royalty revenues from the multi-element license and value share agreement with DSM. As a result, license and royalty revenues contributed $57.7 million and were up from $0.3 million for the fourth quarter of 2016. Product sales were $13.4 million for fourth-quarter 2017 compared with $11.2 million for the fourth quarter of 2016.

  Sales, general and administrative expenses were $18.8 million for fourth-quarter 2017 compared with $12.7 million for the fourth quarter of 2016, primarily reflecting increased headcount, sales and marketing expenses to support Biossance growth, ASC 606 implementation costs, and costs related to the Amyris Brasil transaction. Research and development expenses of $12.7 million for the quarter were down from $14.0 million from the year-ago period due to lower overhead allocation charges incurred in the fourth quarter of 2017.

  GAAP net loss attributable to Amyris common stockholders for the fourth quarter of 2017 was $8.0 million, or $0.17 per basic and diluted share, compared with a GAAP net loss attributable to Amyris common stockholders for fourth-quarter 2016 of $48.8 million, or $2.67 per basic and diluted share. The net loss calculation included cumulative dividends on preferred stock. Non-GAAP net income for the fourth quarter of 2017 was $27.0 million, or $0.61 per basic and diluted share. This excluded cumulative dividends on preferred stock, a gain on divestiture, impairment of property, plant and equipment, loss on change in fair value of derivatives, stock-based compensation, depreciation, and gain on extinguishment of debt. This compared with a non-GAAP net loss of $36.0 million, or $1.98 per basic and diluted share for the fourth quarter of 2016.

Fiscal Year 2017

  GAAP revenue for fiscal year 2017 was $143.4 million, compared with $67.2 million for 2016. License and royalty revenue contributed $64.5 million, compared with $15.8 million for 2016 primarily due to the DSM transaction. Product sales were $42.4 million, compared with 2016 product sales of $25.5 million driven primarily by increases in the company’s clean skin care and health and wellness segments as well as higher performance materials sales.

  Fiscal 2017 selling, general and administrative expenses were $63.0 million, up from $47.7 million for 2016 reflecting costs related to the company’s Nenter partnership, ASC 606 implementation costs, and costs related to the Amyris Brasil transaction, as well as higher spend to support revenue growth. Research and development expenses for 2017 were $56.8 million, compared with $51.4 million for 2016 reflecting costs related to the company’s Ginkgo Bioworks partnership and a significant increase in collaboration activity.

  GAAP net loss attributable to Amyris common stockholders for fiscal year 2017 was $98.4 million, or $3.05 per basic and diluted share. Included in the 2017 net loss were several large non-cash items, including loss from extinguishment of debt and a non-cash gain from changes in the fair value of derivatives, cumulative dividends on preferred stock, stock based compensation expense and depreciation. Also included in the net loss was a gain on divestiture of Amyris Brasil Ltda. This compared to a fiscal year 2016 net loss of $97.3 million, or $6.12 per basic and $6.55 per diluted share. Non-GAAP net loss, excluding the non-cash items mentioned, was $72.1 million, or $2.59 per basic and diluted share and compared to a non-GAAP net loss for 2016 of $119.5 million, or $7.52 per basic share.

  Cash, cash equivalents, short-term investments, and restricted cash at December 31, 2017 was $60.1 million, compared with $32.9 million at December 31, 2016.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. These non-GAAP measures are among the factors management uses in planning and forecasting future periods.  These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’s historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management to understand, manage, and evaluate our business and make operating decisions. Our non-GAAP financial measures include the following:

Non-GAAP net income/loss calculated as GAAP net income/loss excluding stock-based compensation expense, gain on divestitures, gains and losses from changes in the fair value of derivatives, debt extinguishment costs, depreciation, and as well as tangible asset impairments.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris’s operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net income/net loss, and other measures to the most directly comparable GAAP financial measure is provided in the tables attached to this press release.

QUARTERLY CONFERENCE CALL TODAY

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access the call by dialing (866) 516-3867, participant passcode: 8249169.

A live audio webcast of this conference call and accompanying presentation is also available by visiting the investor relations section of the company's website at http://investors.amyris.com. A replay of the webcast will be available at the investor relations section of the company's website approximately two hours after the conclusion of the call.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The company is delivering its No Compromise® products across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the company is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as expected 2018 revenue and EBITDA, anticipated 2018 business performance, expected market opportunities for our products and anticipated future revenue composition, that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biossance, Neossance, and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com
pr@amyris.com

            -Financial Tables Attached-

Amyris, Inc.
Condensed Consolidated Balance Sheets

December 31, (In thousands)	2017	2016

Assets
Current assets:
Cash, cash equivalents and short-term investments	$57,059	$28,524
Restricted cash	2,994	4,326
Accounts receivable, net	34,871	13,977
Inventories	5,408	6,213
Prepaid expenses and other current assets	5,525	6,083
Total current assets	105,857	59,123
Property, plant and equipment, net	13,892	53,735
Unbilled receivable	7,940	-
Restricted cash, noncurrent	959	957
Recoverable taxes from Brazilian government entities	1,445	13,723
Other assets	21,488	2,335
Total assets	$151,581	$129,873

Liabilities, mezzanine equity and stockholders' deficit
Current liabilities:
Accounts payable	$17,038	$15,315
Accrued and other current liabilities	29,029	30,110
Deferred revenue	6,131	5,288
Debt, current portion	36,924	25,853
Related party debt, current portion	20,019	33,302
Total current liabilities	109,141	109,868
Long-term debt, net of current portion	61,772	128,744
Related party debt, net of current portion	46,541	39,144
Derivative liabilities	119,978	6,894
Other liabilities	10,632	23,731
Total liabilities	348,064	308,381

Mezzanine equity:
Contingently redeemable common stock	5,000	5,000

Amyris, Inc. stockholders’ deficit	(202,420)	(184,445)
Noncontrolling interest	937	937
Total stockholders' deficit	(201,483)	(183,508)
Total liabilities, mezzanine equity and stockholders' deficit	$151,581	$129,873

Unaudited Financial Statements

Amyris, Inc.
Condensed Consolidated Statements of Operations
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2017	2016	2017	2016
Revenue
Renewable products (includes related party revenue of $1,491, $172, $1,290 and $1,561, respectively)	$13,445	$11,215	$42,370	$25,510
Licenses and royalties (includes related party revenue of $57,270, $0, $57,973 and $0, respectively)(1)	57,703	252	64,477	15,839
Grants and collaborations (includes related party revenue of $896, $0, $1,679 and $0, respectively)	9,440	10,771	36,598	25,843
Total revenue (includes related party revenue of $59,656, $172, $60,941 and $1,561, respectively)	80,588	22,238	143,445	67,192
Cost and operating expenses
Cost of products sold	16,146	22,733	63,830	56,678
Research and development(2)	12,703	14,015	56,844	51,412
Sales, general and administrative(2)	18,778	12,666	63,031	47,721
Impairment of property, plant and equipment	-	7,305	-	7,305
Total cost and operating expenses	47,627	56,719	183,705	163,116
Income (loss) from operations	32,961	(34,481)	(40,260)	(95,924)
Other income (expense):
Gain on divestiture(3)	5,732	-	5,732	-
Interest expense	(6,941)	(11,639)	(36,160)	(37,629)
Gain (loss) from change in fair value of derivative instruments(4)	(32,714)	(471)	2,708	41,355
Loss upon extinguishment of debt	(5,093)	(3,280)	(8,160)	(4,146)
Other income (expense), net	(380)	1,267	(956)	(437)
Total other expense	(39,396)	(14,123)	(36,836)	(857)
Loss before income taxes	(6,435)	(48,604)	(77,096)	(96,781)
Provision for income taxes	(344)	(152)	(295)	(553)
Net loss attributable to Amyris, Inc.	(6,779)	(48,756)	(77,391)	(97,334)
Less deemed dividend on capital distribution to related parties	-	-	(8,648)	-
Less deemed dividend related to beneficial conversion feature on Series A preferred stock	-	-	(562)	-
Less deemed dividend related to beneficial conversion feature on Series B preferred stock	-	-	(634)	-
Less deemed dividend related to beneficial conversion feature on Series D preferred stock	-	-	(5,757)	-
Less cumulative dividends on Series A and Series B preferred stock	(1,197)	-	(5,439)	-
Net loss attributable to Amyris, Inc. common stockholders	$(7,976)	$(48,756)	$(98,431)	$(97,334)

Net loss per share attributable to common stockholders(5):
Basic	$(0.17)	$(2.67)	$(3.05)	$(6.12)
Diluted	$(0.17)	$(2.67)	$(3.05)	$(6.55)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock:
Basic	47,895,238	18,227,100	32,253,570	15,896,014
Diluted	47,895,238	18,227,100	32,253,570	17,642,965

(1) Value share has been reclassified to licenses and royalties from renewable products revenue to better reflect the company’s current business model and to provide more transparency as that portion of overall revenue grows. Prior-year amounts have been reclassified to conform to this presentation.

	Three Months Ended December 31,		Year Ended December 31,
(2) Includes stock-based compensation expense as follows:	2017	2016	2017	2016
Research and development	$884	$491	$2,204	$1,948
Sales, general and administrative	1,439	1,189	4,061	5,377
	$2,323	$1,680	$6,265	$7,325

(3) The Company is reviewing final valuations related to its 2017 sale of Amyris Brasil Ltda, which will be finalized in the 10-K to be filed subsequent to this release.

(4) Upon remeasuring the fair value of its derivative liabilities, the Company recorded non-cash losses for the three months ended December 31, 2017 and 2016, and non-cash gains for the years ended December 31, 2017 and 2016. Changes in the fair value of derivative liabilities are primarily the result of changes in Amyris's stock price during each of the periods presented. The gains and losses for all periods presented include the change in fair value of derivatives in connection with certain features of outstanding convertible notes, related to change in control protection and price-based anti-dilution adjustment provisions. In addition, the gain for the year ended Decemer 31, 2017 includes the change in fair value of derivatives in connection with convertible preferred stock that the Company issued in May 2017.

(5) The Company is reviewing its calculations of net loss per share for the periods ended December 31, 2017, which will be finalized in the 10-K to be filed subsequent to this release.

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2017	2016	2017	2016
Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$(7,976)	$(48,756)	$(98,431)	$(97,334)
Non-GAAP adjustments:
Gain on divestiture	(5,732)	-	(5,732)	-
Impairment of property, plant and equipment	-	7,305	-	7,305
Stock-based compensation expense	2,323	1,680	6,265	7,325
(Gain) loss from change in fair value of derivative instruments(2)	32,714	471	(2,708)	(41,355)
Loss upon extinguishment of debt	5,093	3,280	8,160	4,146
Issuance of warrants with collaboration agreement	-	-	-	416
Deemed dividend on capital distribution to related parties	-	-	8,648	-
Deemed dividend related to beneficial conversion feature on Series A preferred stock	-	-	562	-
Deemed dividend related to beneficial conversion feature on Series B preferred stock	-	-	634	-
Deemed dividend related to beneficial conversion feature on Series D preferred stock	-	-	5,757	-
Cumulative dividends on Series A and Series B preferred stock	1,197	-	5,439	-
Tax effects on non-GAAP adjustments	(669)	-	(669)	-
Net income (loss) attributable to Amyris, Inc. common stockholders (non-GAAP)	$26,950	$(36,020)	$(72,075)	$(119,497)

Weighted-average shares outstanding
Basic shares oustanding (GAAP)	47,895,238	18,227,100	32,253,570	15,896,014
Impact of derivative instruments	(3,538,575)	-	(4,372,480)	-
Basic shares outstanding (non-GAAP)	44,356,663	18,227,100	27,881,090	15,896,014

Net loss per share attributable to Amyris, Inc. common stockholders - Basic (GAAP)(3)	$(0.17)	$(2.67)	$(3.05)	$(6.12)
Non-GAAP adjustments:
Gain on divestiture	(0.13)	-	(0.21)	-
Impairment of property, plant and equipment	-	0.39	-	0.45
Stock-based compensation expense	0.05	0.09	0.22	0.46
(Gain) loss from change in fair value of derivative instruments(2)	0.74	0.03	(0.10)	(2.60)
Loss upon extinguishment of debt	0.11	0.18	0.29	0.26
Issuance of warrants with collaboration agreement	-	-	-	0.03
Deemed dividend on capital distribution to related parties	-	-	0.31	-
Deemed dividend related to beneficial conversion feature on Series A preferred stock	-	-	0.02	-
Deemed dividend related to beneficial conversion feature on Series B preferred stock	-	-	0.02	-
Deemed dividend related to beneficial conversion feature on Series D preferred stock	-	-	0.21	-
Cumulative dividends on Series A and Series B preferred stock	0.03	-	0.20	-
Tax effects on non-GAAP adjustments	(0.02)	-	(0.02)	-
Effect of non-GAAP shares on basic earnings (loss) per share	-	-	(0.48)	-
Net income (loss) per share attributable to Amyris, Inc. common stockholders - Basic (non-GAAP)	$0.61	$(1.98)	$(2.59)	$(7.52)

Unaudited Financial Statements

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2017	2016	2017	2016
Revenue (GAAP and non-GAAP)
Renewable products	$13,445	$11,215	$42,370	$25,510
Licenses and royalties	57,703	252	64,477	15,839
Grants and collaborations	9,440	10,771	36,598	25,843
Total revenue (GAAP and non-GAAP)	$80,588	$22,238	$143,445	$67,192

Cost of products sold (GAAP)	$16,146	$22,733	$63,830	$56,678
Other costs/provisions	3,122	(2,207)	7,332	(7,342)
Excess capacity	(602)	(528)	(2,534)	(5,010)
Depreciation and amortization	(1,254)	(978)	(4,024)	(3,693)
Cost of products sold (non-GAAP)	$17,412	$19,020	$64,604	$40,633

Adjusted gross profit (non-GAAP)(1)	$63,176	$3,218	$78,841	$26,559
Gross margin (%)	78.4%	14.5%	55.0%	39.5%

Research and development expense (GAAP)	$12,703	$14,015	$56,844	$51,412
Stock-based compensation expense	(884)	(491)	(2,204)	(1,948)
Issuance of warrants with collaboration agreement	-	-	-	(416)
Depreciation and amortization	(1,347)	(1,602)	(6,135)	(6,687)
Research and development expense (non-GAAP)	$10,472	$11,922	$48,505	$42,361

Sales, general and administrative expense (GAAP)	$18,778	$12,666	$63,031	$47,721
Stock-based compensation expense	(1,439)	(1,189)	(4,061)	(5,377)
Depreciation and amortization	(634)	(259)	(1,200)	(1,098)
Sales, general and administrative expense (non-GAAP)	$16,705	$11,218	$57,770	$41,246

(1) Non-GAAP Adjusted Gross Profit is calculated based on non-GAAP adjustments to cost of products sold, and does not include costs related to collaborations.

Unaudited Financial Information